Exhibit 3.5

NOVELIS INC.

(the “Corporation”)

FORM OF AMENDED AND RESTATED BY-LAWS

Adopted as of ∎, 2024

- i -

TABLE OF CONTENTS

(Continued)

- ii -

ARTICLE I

INTERPRETATION

SECTION 1.01 Interpretation. Expressions used in this by-law shall have the same meanings as corresponding expressions in the Canada Business Corporations Act (the “Act”).

ARTICLE II

SHAREHOLDERS

SECTION 2.01 Meetings. The directors shall call an annual meeting of shareholders not later than fifteen (15) months after holding the preceding annual meeting but no later than six (6) months after the end of the Corporation’s preceding financial year. The Corporation may at any time call a special meeting of shareholders. Meetings shall be held at such time as the directors may determine.

SECTION 2.02 Location of Meetings. Meetings of shareholders shall be held at such time and place within Canada as the board of directors may determine in its discretion, or at a place outside Canada in accordance with the articles of the Corporation for this purpose, provided that the board of directors may determine that a meeting of shareholders shall not be held at any place but may instead be held entirely by means of a telephonic, electronic or other communication facility in accordance with Section 2.07.

SECTION 2.03 Notice of Meetings. Notice of time and place of each meeting of shareholders shall be given by sending the notice to each shareholder entitled to vote at the meeting, not less than twenty-one (21) nor more than sixty (60) days before the date of the meeting unless determined otherwise by the directors with respect to a particular meeting. The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken in the meeting.

SECTION 2.04 Quorum. Except as otherwise provided in the articles of the Corporation, at least two persons holding not less than twenty-five percent (25%) of the shares entitled to vote at a meeting of shareholders present in person or by proxy shall constitute a quorum.

SECTION 2.05 Chairman of the Meeting. The chairman of the board, or such other person as may from time to time be appointed for that purpose by the board, shall preside at meetings of shareholders.

SECTION 2.06 Conduct of Meetings. The chairman of any meeting of shareholders shall conduct the procedure thereat in all respects and his decision on all matters or things, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy, shall be conclusive and binding upon the shareholders.

SECTION 2.07 Participation. A meeting of shareholders may be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a shareholder who, through those means, votes at a meeting or establishes a communications link to a meeting shall be deemed to be present at that meeting.

SECTION 2.08 Voting. Voting at every meeting of shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is demanded by any person having the right to vote at the meeting of shareholders. Notwithstanding the foregoing, any shareholder participating in a meeting by means of a telephonic, electronic or other communication facility, provided by the Corporation in accordance with Section 2.07, may vote by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose. At every meeting of shareholders all questions proposed for the consideration of shareholders shall be decided by the majority of votes, unless otherwise required by the laws governing the Corporation or by the articles of the Corporation.

SECTION 2.09 Scrutineers. The chair at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

ARTICLE III

DIRECTORS

SECTION 3.01 Qualification. No person shall be qualified to be a director if that person is less than eighteen years of age, is of unsound mind and has been so found by a court in Canada or elsewhere, or has the status of a bankrupt. For so long as required by the Act, at least twenty five per cent of the directors shall be resident Canadians and if the board consists of only three or fewer directors, at least one shall be a resident Canadian.

SECTION 3.02 Canadian Residents Required at Meetings. For so long as required by the Act, the directors shall not transact business at a meeting other than filling a vacancy in the board unless at least twenty-five per cent of the directors (the “required number”) present are resident Canadians or if a resident Canadian director who is unable to be present approves in writing or by telephonic, electronic or other communication facility the business transacted at the meeting and the required number of resident Canadians would have been present had that director been present at the meeting.

SECTION 3.03 Voting at Meetings. At meetings of directors, each director shall have one vote and questions arising at any meeting of directors shall be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

SECTION 3.04 Conflict of Interest. A director or officer who is a party to, or who is a director or officer or is acting in a similar capacity of, or has a material interest in, a party to a material contract or material transaction, whether entered into or proposed, with the Corporation shall disclose the nature and extent of the director’s or officer’s interest at the time and in the manner provided by the Act and any other applicable law.

SECTION 3.05 Number. The board of directors shall consist of such number of directors, not greater than the maximum nor less than the minimum set out in the articles of the Corporation, as the directors may determine from time to time. At any meeting at which directors will be elected, the number of directors to be elected shall be the number of directors then in office.

SECTION 3.06 Meetings of Directors and Notices. A minimum of four (4) regularly scheduled board meetings shall be held each financial year. Additional meetings of the directors may be called at any time by or by order of the chairman of the board, the president and chief executive officer, or any two (2) directors. Notice specifying the place and time of each such meeting shall be given to each director at least seventy-two (72) hours prior to the time fixed for such meeting. Meetings of the directors shall be held at such time and place within or outside Canada as the chairman of the board, the president and chief executive officer or any two (2) directors may determine. Notice of any meeting or any irregularity in any meeting or the notice thereof may be waived by any director either before or after the meeting is held.

SECTION 3.07 Quorum. A quorum for the transaction of business at any meeting of directors shall be a majority of the number of directors or such greater or lesser number of directors as the directors may from time to time determine or the Act may require.

SECTION 3.08 Compensation. Each director who is not a salaried officer of the Corporation or of one of its subsidiaries may be paid such compensation as may be fixed by the directors or by any committee to which the directors may delegate power to do so, in addition to transportation and other expenses actually incurred in attending meetings of the directors or of any committee of which such director is a member or in otherwise performing the duties of their office.

SECTION 3.09 Chairman. Subject to the provisions of any resolution of the directors, the chairman of the board or, in the chairman’s absence, a director chosen by the directors at the meeting, shall be chairman of any meeting of the directors.

SECTION 3.10 Participation. Subject to the laws governing the Corporation, any director may, if all of the directors consent, participate at any meeting of directors or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director’s consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board held while the director holds office. In the case of any such participation at any such meeting, each such director so participating shall be deemed to be present at such meetings and such meetings shall be deemed to be held at the place specified in the notice calling such meeting or in the waiver thereof and, in the absence of any such specification, at the place where or from which the chairman of the meeting shall have presided.

SECTION 3.11 Committees. The board may appoint from their number one or more committees of the board, however designated, and delegate to such committee any of the powers of the board except those which, under the Act, a committee of the board has no authority to exercise.

SECTION 3.12 Audit Committee. The directors shall appoint from among their number an audit committee the composition and function of which will comply with applicable law, including that the audit committee’s function and responsibilities will include those provided in the Act and under applicable securities laws.

SECTION 3.13 Procedure. Unless otherwise determined by the board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure. To the extent that the board or the committee does not establish rules to regulate the procedure of the committee, the provisions of this by-law applicable to meetings of the board shall apply mutatis mutandis.

SECTION 3.14 Action Without Meetings. Any action required to be taken at any meeting of the board of directors or any committee designated by the board may be taken without a meeting, if all members of the board or committee entitled to vote on such matters consent thereto in writing (which consent may be evidenced by the execution of a written resolution on such matters) and the writing or writings are filed with the minutes of the proceedings of the board or committee.

ARTICLE IV

OFFICERS

SECTION 4.01 Conflict of Interest. An officer shall disclose the officer’s interest in any material contract or material transaction, whether entered into or proposed, in accordance with the provision in Section 3.04.

SECTION 4.02 Agents and Attorneys. The directors shall have power from time to time to appoint agents or attorneys for the Corporation within or outside Canada with such powers (including the power to sub-delegate) of management, administration or otherwise as the directors may specify.

SECTION 4.03 Appointments. The directors may, without limit to their powers with respect to appointment of officers contained in the laws governing the Corporation, from time to time appoint officers with such duties and powers and for such terms of office as the directors deem advisable.

SECTION 4.04 Vacancies. A vacancy in any office may be filled at any time by the board. Any officer appointed by the board may be removed by it at any time at its discretion.

SECTION 4.05 Chairman of the Board. The chairman of the board shall, when present, preside at all meetings of the shareholders and of the board. The chairman of the board shall perform all duties incident to the office of chairman of the board and such other duties as may from time to time be assigned to the chairman of the board by the board.

SECTION 4.06 Assistant Officers. The president and chief executive officer may, at the president and chief executive officer’s discretion, appoint or remove one (1) or more assistant officers or fill any vacancy in any such office. An assistant officer shall perform such duties as may be assigned to such assistant officer by the president and chief executive officer or the officer in respect of whom such assistant officer is named to act. In the absence of the said officer, the assistant officer shall perform the duties of that officer. In these by-laws, the expression “officer” shall, unless the context otherwise requires, mean and include assistant officers.

ARTICLE V

SHARES OF CAPITAL STOCK

SECTION 5.01 Share Certificates. The shares of stock of the Corporation shall be represented by certificates or shall be uncertificated shares that may be evidenced by a book-entry system (including a non-certificated inventory system) maintained by the registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the chair of the board, the chief executive officer or any director. Any or all such signatures may be electronic. Although any director, officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such director, officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such director, officer, transfer agent or registrar were still such at the date of its issue. The stock ledger and blank share certificates shall be kept by the secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the directors.

SECTION 5.02 Lost, Destroyed or Mutilated Certificates. The board of directors or any officer of the Corporation to whom the board of directors has delegated authority, or failing such delegation, the secretary of the Corporation, may authorize any transfer agent of the Corporation to issue, and any registrar of the Corporation to register, at any time and from time to time unless otherwise directed, a new certificate or certificates of stock in place of a certificate or certificates upon surrender of the mutilated certificate, or in the case of loss or destruction of the certificate, upon receipt by the transfer agent of evidence of such loss or destruction, which may be the affidavit of the applicant; a bond indemnifying the Corporation and any transfer agent and registrar of the class of stock involved against claims that may be made against it or them on account of the lost or destroyed certificate or the issuance of a new certificate, of such kind and in such amount as the board of directors shall have authorized the transfer agent to accept generally or as the board of directors or an authorized officer shall approve in particular cases; and any other documents or instruments that the board of directors or an authorized officer may require from time to time to protect adequately the interest of the Corporation. A new certificate may be issued without requiring any bond when, in the judgment of the directors, or such authorized officer, it is proper to do so.

ARTICLE VI

INSTRUMENTS

SECTION 6.01 Execution of Instruments. All cheques, drafts, orders for the payment of money, promissory notes, acceptances, contracts, documents or any other instruments in writing requiring the signature of the Corporation may be signed by any one officer of the Corporation and where so signed shall be binding on the Corporation without any further authorization or formality. Notwithstanding this, the board may at any time and from time to time direct the manner in which and the person or persons by whom any particular item may be signed. Unless otherwise provided by resolution of the board, all endorsements of cheques, drafts or other negotiable instruments payable to the Corporation shall be for collection and for deposit to the credit of the Corporation with any of its duly authorized bankers or depositories.

ARTICLE VII

INDEMNIFICATION OF OFFICERS AND DIRECTORS

SECTION 7.01 Indemnity. Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer or in a similar capacity of another entity at the Corporation’s request (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation’s request on behalf of any such other entity) and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or such body corporate or by reason of having undertaken such liability.

SECTION 7.02 Limitation. The Corporation may not indemnify an individual under Section 7.01 unless (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful.

SECTION 7.03 Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 7.01 to the extent permitted by the Act.

ARTICLE VIII

FORUM SELECTION

SECTION 8.01 Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate Courts therefrom (or, failing such court, any other “Court” as defined in the Act having jurisdiction and the appellate Courts therefrom), shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(a)	any derivative action or proceeding brought on behalf of the Corporation;

(b)	any application for an oppression remedy;

(c)

any action or proceeding asserting a claim of breach of the fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or to any of the Corporation’s stakeholders;

(d)

any action or proceeding asserting a claim of breach of the duty of care owed by the Corporation or any director, officer, or other employee of the Corporation to the Corporation or to any of the Corporation’s stakeholders;

(e)

any action or proceeding asserting a claim or seeking a remedy arising pursuant to any provision of the Act or the articles or by-laws of the Corporation (as either may be amended from time to time); or

(f)	any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the Act) of the Corporation,

provided that this Section 8.01 shall not apply to any action brought to enforce any liability or duty created by the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Securities Act of 1933, as amended, including the respective rules and regulations promulgated thereunder, or any other claim under U.S. securities law for which the United States federal or state courts have exclusive jurisdiction.

SECTION 8.02 Foreign Actions. If any action or proceeding the subject matter of which is within the scope of Section 8.01 is filed in a court other than a Court located within the Province of Ontario (a “Foreign Action”) in the name of any stakeholder of the Corporation, such stakeholder shall be deemed to have consented to:

(a)	the personal jurisdiction of the provincial Courts located within the Province of Ontario in connection with any action or proceeding brought in any such Court to enforce Section 8.01;

(b)	a stay of a Foreign Action; and

(c)	having service of process made upon such stakeholder in any such action or proceeding by service upon such stakeholder’s counsel in the Foreign Action as agent for such stakeholder.

ARTICLE IX

ADVANCE NOTICE PROVISIONS

SECTION 9.01 Definitions. For the purposes of this Article IX:

(a) “public announcement” means disclosure in a press release disseminated by the Corporation through a national news service in the United States, or in a document filed by the Corporation for public access under its profile on the Electronic Data Gathering, Analysis and Retrieval at www.edgar.com; and

(b) “Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means any one of them.

SECTION 9.02 Nomination of Directors. Subject only to the Act and Section 9.10, for so long as the Corporation is a distributing corporation, only persons who are nominated in accordance with the procedures set out in this Article IX shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose at which the election of directors is a matter specified in the notice of meeting, as follows:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a valid proposal made in accordance with the provisions of the Act or a valid requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person entitled to vote at such meeting (a “Nominating Shareholder”) who:

(i)

is, at 5:00 pm (Eastern time) on the date of the giving of the notice provided for below in this Article IX and at 5:00 pm (Eastern time) on the record date for notice of such meeting of shareholders, is entered in the central securities register of the Corporation as a holder of one (1) or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation;

(ii)	has given Timely Notice in proper written form as set forth in this Article IX; and

(iii)	complies with the procedures set forth in this Article IX, and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination.

SECTION 9.03 Definition of Timely Notice. In order for a nomination made by a Nominating Shareholder to be timely notice (a “Timely Notice”) and therefore properly brought, the Nominating Shareholder’s notice must be received by the corporate secretary of the Corporation at the principal executive offices of the Corporation:

(a)

in the case of an annual meeting of shareholders (including an annual and special meeting), by 5:00 p.m. (Eastern time) on a date that is not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (which date shall, for the purposes of the Corporation’s first annual meeting of shareholders after its shares are first publicly traded, be deemed to have occurred on ∎ of the preceding calendar year); provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 days after such anniversary date then to be a Timely Notice such notice must be received by the corporate secretary of the Corporation by 5:00 p.m. (Eastern time) on a date that is not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made (each such date being the “Notice Date”); provided, further, that in no event shall any adjournment or postponement of any meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Nominating Shareholder’s notice as described above; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board, not later than 5:00 p.m. (Eastern time) on the 15th day following the Notice Date.

SECTION 9.04 Number of Nominees. The number of nominees a Nominating Shareholder may nominate (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a Nominating Shareholder may nominate on behalf of such beneficial owner) for election shall not exceed the number of directors then in office. Notwithstanding anything to the contrary in this Section 9.04, in the event that the number of directors to be elected to the board is increased by the board and there is no notice or public disclosure by the Corporation naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, a shareholder’s notice required by this Article IX shall also be considered to be a Timely Notice, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the corporate secretary at the principal executive offices of the Corporation not later than 5:00 p.m. (Eastern time) on the 10th day following the day on which such notice or public disclosure of such increase was made by the Corporation..

SECTION 9.05 Currency of Information. A Nominating Shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the corporate secretary at the principal executive offices of the Corporation not later than five days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other section of this by-law shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, to extend any applicable deadlines under this by-law or enable or be deemed to permit a shareholder who has previously submitted a notice under this by-law to amend or update any proposal or to submit any new proposal, including by changing or adding nominees.

SECTION 9.06 Form of Notice. To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary must set forth the following information, all of which the Corporation believes to be necessary information to be included in a dissident proxy circular, or is necessary to enable the board and shareholders to determine director nominee qualifications, relevant experience, shareholding or voting interest in the Corporation or independence, all in the same manner as would be required for nominees of the Corporation:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each, a “Proposed Nominee”):

(i)	the name, age, business address and residential address of the Proposed Nominee;

(ii)	the principal occupation or employment of the Proposed Nominee both presently and for the past five (5) years;

(iii)	the status of such person as a “resident Canadian” (as such term is defined in the Act);

(iv)

the class or series and number of securities of each class of securities of the Corporation or any of its subsidiaries which are controlled or which are owned beneficially or of record by the Proposed Nominee as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)

any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws;

(vi)	a written consent of each Proposed Nominee to being named as nominee and certifying that such Proposed Nominee is not disqualified from acting as director under the Act;

(vii)	a written questionnaire with respect to the background and qualification of each Proposed Nominee (which questionnaire shall be provided by the corporate secretary upon written request);

(viii)

representations that each Proposed Nominee will agree to comply with the Corporation’s corporate governance guidelines, conflict of interest, confidentiality, stock ownership policies and guidelines and any other policies and guidelines applicable to all directors of the Corporation (which shall be provided by the corporate secretary upon written request);

(ix)

any agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how each Proposed Nominee, if elected, will vote on any issue or question (a “Voting Commitment”) or any Voting Commitment that could limit or interfere with each such Proposed Nominee’s ability to comply, if elected, as a director of the Corporation, with each Proposed Nominee’s fiduciary duties under applicable law; and

(x)

a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that each Proposed Nominee has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation, and as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend this by-law, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made.

(b)	as to each Nominating Shareholder giving the notice and each beneficial owner, if any, of any securities held by the Nominating Shareholder:

(i)	the name, business address and, if applicable, residential address of such person;

(ii)

the class or series and number of securities of the Corporation or any of its subsidiaries owned (beneficially or of record) or over which control or direction is exercised, directly or indirectly, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)

full particulars of any proxy, contract, relationship arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the board;

(iv)

a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares or any other instruments with exercise, conversion or settlement rights related to the shares of the Corporation, with a value derived from the value of the shares of the Corporation or designed to produce economic benefits and risks that correspond substantially to the ownership of shares of the Corporation) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate the economic effect, loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Nominating Shareholder or any such beneficial owner or any such Proposed Nominee with respect to the Corporation’s securities;

(v)

any other information relating to such Nominating Shareholder and beneficial owner, if any, on whose behalf the nomination is being made, that would be required to be included in a proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act and/or applicable securities legislation (including in accordance with Section 14(a) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder);

(vi)

a representation that the Nominating Shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination before the meeting; and

(vii)

a representation as to whether such Nominating Shareholder intends or is part of a group that intends to deliver a proxy circular and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding share capital required to elect each such nominee and/or otherwise solicit proxies or votes from shareholders in support of such nomination.

SECTION 9.07 Information Requirements. The Corporation may require that any Proposed Nominee furnish such other information as may be required to determine the independence of the Proposed Nominee or the eligibility of such Proposed Nominee to serve as a director of the Corporation or a member of any committee of the board.

SECTION 9.08 General. Subject to Section 9.10, no person shall be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Article IX; provided, however, that nothing in this Article IX shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chairman of the applicable meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

SECTION 9.09 Delivery of Notice. Notwithstanding any other provision of this by-law or any other by-law of the Corporation, any notice or other document or information required to be given to the board pursuant to this Article IX may only be given by personal delivery, facsimile transmission or by e-mail (at such facsimile number or e-mail address as may be stipulated from time to time by the board for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the board at the address of the head office of the Corporation, emailed (to the address as aforesaid) or sent by facsimile transmission (to the number as aforesaid provided that receipt of confirmation of such transmission has been received); provided that if such delivery, facsimile or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Eastern time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

SECTION 9.10 Discretion to Waive. Notwithstanding the foregoing, the board may, in its sole discretion, waive all or any of the requirements in this Article IX.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Seal. The Corporation shall have one corporate seal containing the words Novelis Inc.

SECTION 10.02 Fiscal Year. The fiscal year of the Corporation shall end on March 31, in each year.

SECTION 10.03 Notices. Any notice, communication, or document to be given by the Corporation pursuant to the Act, its articles, its by-laws or otherwise, to a shareholder, director, officer or auditor shall be sufficiently given if delivered personally to the person whom it is to be given, or if delivered to their recorded address, or if mailed by prepaid mail addressed to such person at their recorded address. In addition to the foregoing, any such notice, communication or document required to be given may instead be delivered by the Corporation in an electronic or other technologically enhanced format, provided that the requirements of the Act in respect thereof have been met.